BRADLEY PHARMACEUTICALS, INC.
                      CONDENSED CONSOLIDATED
                     STATEMENTS OF CASH FLOWS
                           (UNAUDITED)

                                                            Six Months Ended
                                                                June 30,
                                                            1998        1997

Cash flows from operating activities:
 Net income                                          $    582,731 $    342,370
 Adjustments to reconcile net income to net cash
   provided by (used in) operating activities
     Depreciation & amortization                          538,147      806,064
     Noncash compensation charges                           8,533         -
     Changes in operating assets and liabilities
        Accounts receivable                            (1,625,085)     761,405
        Inventory and prepaid samples
          and materials                                   269,961      380,342
        Income taxes payable                              177,621      108,165
        Prepaid expenses and other                       (146,245)    (124,233)
        Accounts payable and accrued expens               673,605     (817,638)

Net cash provided by operating activities                 479,268    1,456,475

Cash flows from investing activities:
    Additional investments in trademarks, patents and
        other intangible assets                           (22,342)     (58,262)
    Purchase of property & equipment - net               (135,677)     (18,223)

Net cash used in investing activities                    (158,019)     (76,485)

Cash flows from financing activities:
    Payment of notes payable                             (100,697)    (650,671)
    Revolving credit line, net                           (563,085)        -
    Proceeds from exercise of stock options                11,388         -
    Purchase of treasury shares                          (143,539)     (78,416)

Net cash used in financing activities                    (795,933)    (729,087)

Increase in cash and cash equivalents                    (474,684)     650,903

Cash and cash equivalents at beginning of period          513,971         -

Cash and cash equivalents at end of period          $      39,287  $   650,903







                                 (Continued)

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